Exhibit 4.18

SHARE SUBSCRIPTION AGREEMENT

by and among

BITAUTO HOLDINGS LIMITED,

YIXIN CAPITAL LIMITED,

DONGTING LAKE INVESTMENT LIMITED,

JD FINANCIAL INVESTMENT LIMITED,

and

HAMMER CAPITAL MANAGEMENT LIMITED

Dated as of January 9, 2015

Exhibits

Exhibit A	Form of Articles
Exhibit B	Terms and Conditions of the Contribution Agreement
Exhibit C	Form of Shareholders Agreement
Exhibit D	Legal Opinion Items

Annex

Annex A	Restructuring Plan and Timeline
Annex B	Asset List

SHARE SUBSCRIPTION AGREEMENT

This Share Subscription Agreement (this “Agreement”) is made as of January 9, 2015, by and between Bitauto Holdings Limited, a company incorporated in the Cayman Islands (the “Key Holder”), Yixin Capital Limited, a company incorporated in the Cayman Islands (the “Company”), Dongting Lake Investment Limited, a company incorporated in the British Virgin Islands (the “Tencent Purchaser”), JD Financial Investment Limited, a company incorporated in the British Virgin Islands (the “JD Purchaser”, together with the Tencent Purchaser, the “Lead Purchasers”), and Hammer Capital Management Limited, a company incorporated in the British Virgin Islands (the “Hammer Purchaser” and, together with the Lead Purchasers, the “Purchasers”). The Purchasers, the Key Holder and the Company are each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Key Holder desires to contribute (a) its online financial service platform which links financiers, insurers, dealers and users to provide automobile related financial services including its business currently operated through the “chedai” channel on the website www.bitauto.com (the “Online Financial Services Business”) to the Company in exchange for 13,499,906 Ordinary Shares representing 27.0% of the issued and outstanding Equity Securities of the Company (on a fully diluted basis) to be issued to its wholly owned subsidiary Bitauto Hong Kong Limited and (b) 100% of the equity interest in Shanghai Yixin Financial Leasing Co., Ltd. ( ), a wholly foreign-owned enterprise (the “Leasing WFOE”) with a registered capital of $30,000,000 that has been approved to engage in the automobile financial leasing business (the “Financial Leasing Business” and, together with the Online Financial Services Business, the “PRC Business”) and US$100,000,000 in cash to the Company in exchange for 11,534,156 Subject Shares representing 23.1% of the issued and outstanding Equity Securities of the Company (on a fully diluted basis) to be issued to its wholly owned subsidiary Bitauto Hong Kong Limited, in each case as described on and in accordance with Annex A ((a) and (b), collectively, the “Restructuring”);

WHEREAS, the Company desires to establish the ESOP and reserve 1,900,094 Ordinary Shares representing 3.8% of the issued and outstanding Equity Securities of the Company (on a fully diluted basis);

WHEREAS, subject to the conditions herein, the Hammer Purchaser desires to purchase, and the Company desires to issue, 887,243 Subject Shares representing 1.8% of the issued and outstanding Equity Securities of the Company (on a fully diluted basis) (such Subject Shares, the “Hammer Subscription Shares”) to the Hammer Purchaser;

WHEREAS, subject to the terms and conditions herein, the Tencent Purchaser desires to purchase, and the Company desires to issue, 13,308,642 Subject Shares representing 26.6% of the issued and outstanding Equity Securities of the Company (on a fully diluted basis) (such Subject Shares, the “Tencent Subscription Shares”) to the Tencent Purchaser; and

WHEREAS, subject to the terms and conditions herein, the JD Purchaser desires to purchase, and the Company desires to issue, 8,872,428 Subject Shares representing 17.7% of the issued and outstanding Equity Securities of the Company (on a fully diluted basis) (such Subject Shares, the “JD Subscription Shares” and, together with the Hammer Subscription Shares and the Tencent Subscription Shares, the “Subscription Shares”) to the JD Purchaser.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“ACT” shall have the meaning set forth in Section 2.3(b).

“Actions” shall mean actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings.

“Affiliate” shall of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Purchaser.

“Agreement” shall have the meaning set forth in the Preamble.

“Articles” shall mean the Amended and Restated Memorandum and Articles of Association of the Company in the form as attached hereto as Exhibit A.

“Asset List” shall means the Asset List attached hereto as Annex B.

“Authorization” shall have the meaning set forth in Section 3.1(e).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, New York, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning No. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Claim Notice” shall have the meaning set forth in Section 5.3(a).

“Closing” shall mean the Lead Purchasers Closing or the Hammer Closing, as applicable; and “Closings” shall mean both the Lead Purchasers Closing and the Hammer Closing.

“Closing Date” shall mean the Lead Purchasers Closing Date or the Hammer Closing Date, as applicable.

“Company” shall have the meaning set forth in the Preamble.

“Competitor” shall mean any Person or Affiliates of such Person whose primary business is in direct competition with the PRC Business.

“Confidential Information” shall have the meaning set forth in Section 6.10(a).

“Contemplated Transactions” shall mean the transactions contemplated by the Transaction Documents.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Contributed Assets” shall mean all assets, intellectual property rights, employees and Contracts set out in the Asset List (prior to the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)) or the Updated Asset List (on and after the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)).

“Contribution Agreement” shall mean the Contribution Agreement to be entered into by and among the Key Holder, the Company and certain other parties thereto prior to the Closing, having the terms and conditions set forth on Exhibit B, and otherwise in form and substance reasonably acceptable to both Lead Purchasers.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting Equity Securities in such other Person. The term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” shall mean, collectively, the agreements made from time to time, which enable the Company to exclusively Control, and consolidate in its financial statements the results of the VIE Entity, entered into between the WFOE on the one hand and the VIE Entity or the shareholders of the VIE Entity on the other hand, in each case, in form and substance to the satisfaction of both Lead Purchasers.

“Director’s Indemnification Agreement” shall mean the indemnification agreement by and between each director appointed to the board of directors of the Company by the Lead Purchasers and the Company in form and substance reasonably satisfactory to both Lead Purchasers.

“Disclosure Schedule” shall mean the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company and the Key Holder to the Purchasers.

“Dispute” shall have the meaning set forth in Section 6.2.

“Employment Agreement” shall mean an employment, confidentiality, non-competition, non-solicitation and assignment of inventions agreement by and between a Key Employee and the Company or one of its Subsidiaries in form and substance reasonably satisfactory to the Purchasers.

“Encumbrance” shall mean any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same.

“Equity Interest Transfer Agreement” shall mean an equity interest transfer agreement to be entered into between Bitauto Hong Kong Limited with a Group Company in respect of transfer of all equity interest owned by Bitauto Hong Kong Limited in the Leasing WFOE, in form and substance to the reasonable satisfaction of both Lead Purchasers.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Ordinary Shares and Subject Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ESOP” shall mean the employee equity incentive plan in form and substance reasonably satisfactory to the Purchasers.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Financial Leasing Business” shall have the meaning set forth in the Recitals.

“FINRA” shall have the meaning set forth in Section 3.3(f)(vii).

On a “fully diluted basis” shall mean, for the purpose of calculating share numbers, that the calculation is to be made assuming that all outstanding options, warrants and other securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged, and, in case of calculating the numbers of the Shares, giving effect to both Closings, the Ordinary Shares reserved for issuance under the ESOP and all issuances of Equity Securities in connection with the Restructuring.

“Fundamental Representations” shall mean the representations and warranties made by the Key Holder or the Company, as the case may be, to the Purchasers pursuant to Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(f), Section 3.1(h), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g) and Section 3.2(j).

“Governmental Authority” shall mean any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof and any governing body of any securities exchange.

“Group” or “Group Companies” means collectively the Company and its Subsidiaries, and a “Group Company” means any of them.

“Hammer Closing” shall have the meaning set forth in Section 2.2(b).

“Hammer Closing Date” shall have the meaning set forth in Section 2.2(b).

“Hammer Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Hammer Purchaser” shall have the meaning set forth in the Preamble.

“Hammer Share Subscription” shall have the meaning set forth in Section 2.1(b).

“Hammer Subscription Shares” shall have the meaning set forth in the Recitals.

“ICP Permit” shall have the meaning set forth in Section 4.8(d).

“IFRS” shall mean International Financial Reporting Standards, as developed and issued by the International Accounting Standards Board (IASB).

“Indebtedness” shall mean as of any time with respect to any Person, without duplication, (a) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, (b) all Liabilities for the deferred purchase price of property (other than trade payables in the ordinary course outstanding for ninety (90) days or less); (c) all Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under IFRS as capital leases; (d) all Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b) or (c) above to the extent of the obligation secured, and all Liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured; (e) all guarantees of obligations of any other Person with respect to any of the foregoing, and (f) any accrued and unpaid interest on any of the foregoing.

“Indemnified Party” shall have the meaning set forth in Section 5.2.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnity Notice” shall have the meaning set forth in Section 5.4.

“JD Nominee” shall mean , or such other Person designated by the JD Purchaser from time to time.

“JD Purchase Price” shall have the meaning set forth in Section 2.1(b).

“JD Purchaser” shall have the meaning set forth in the Preamble.

“JD Share Subscription” shall have the meaning set forth in Section 2.1(b).

“JD Subscription Shares” shall have the meaning set forth in the Recitals.

“Key Employees” shall mean the Persons specified as such in the Asset List.

“Key Holder” shall have the meaning set forth in the Preamble.

“Key Holder Party” shall mean the Key Holder and its Subsidiaries (including any variable interest entities Controlled by such Subsidiaries and the Leasing WFOE).

“Labor Problems” shall have the meaning set forth in Section 3.1(g)(v)(1).

“Law” or “Laws” shall mean all applicable laws, regulations, rules and Orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

“Lead Purchasers” shall have the meaning set forth in the Preamble.

“Lead Purchasers Closing” shall have the meaning set forth in Section 2.2(a).

“Lead Purchasers Closing Date” shall have the meaning set forth in Section 2.2(a).

“Leasing WFOE” shall have the meaning set forth in the Recitals.

“Leasing WFOE Equity” shall have the meaning set forth in Section 4.9(c)(ii).

“Leasing WFOE Purchaser” shall have the meaning set forth in Section 4.9(c)(ii).

“Leasing WFOE Purchase Cash” shall have the meaning set forth in Section 2.4(a)(xix).

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS or PRC GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Long-Stop Date” shall have the meaning set forth in Section 6.12(a).

“Losses” shall have the meaning set forth in Section 5.2.

“Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the condition, assets, liabilities, results of operations, or business of the PRC Business, the Leasing WFOE, the Group Companies taken as a whole, except to the extent that any such Material Adverse Effect results from (A) the identity of either Purchaser or its affiliates, (B) changes in IFRS or generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting the Company or its Subsidiaries), (C) changes in general economic and market conditions (to the extent not materially disproportionately affecting the PRC Business, the Company or its Subsidiaries), (D) acts of war, sabotage or terrorism or natural disaster involving any jurisdiction in which the Company and its Subsidiaries operate, (E) any action taken by the Key Holder, the Company, or the Group Companies that is required or expressly contemplated to be taken pursuant to the Transaction Documents, or (F) any action taken (or omitted to be taken) at the request of a Purchaser or its Affiliates; or (ii) the ability of the Company, the Key Holder or their respective Affiliates to consummate the Contemplated Transactions.

“Net Working Capital” shall mean current assets minus current liabilities minus US$30,000,000, as determined in accordance with the IFRS.

“Non-assignable Asset” shall have the meaning set forth in Section 4.19(a).

“Non-assignable Contract” means any Contract identified as such in the Asset List.

“Online Financial Services Business” shall have the meaning set forth in the Recitals.

“Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Ordinary Shares” shall mean the ordinary shares of par value of US$0.001 each in the capital of the Company.

“Party” shall have the meaning set forth in the Preamble.

“Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC” shall mean the People’s Republic of China, but for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“PRC Business” shall have the meaning set forth in the Recitals.

“PRC GAAP” means the Generally Accepted Accounting Principles of the PRC.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 2.4(a)(vi).

“Purchase Price” shall have the meaning set forth in Section 2.1(c).

“Purchasers” shall have the meaning set forth in the Preamble.

“Registered Trademark Applications” shall have the meaning set forth in Section 3.1(g)(vi)(1).

“Relative” of a natural person means any spouse, parent, child, or sibling of such person.

“Restructuring” shall have the meaning set forth in the Recitals.

“Restructuring Completion Balance Sheet” shall have the meaning set forth in Section 4.6(c).

“Restructuring Completion Date” shall have the meaning set forth in Section 4.9(c).

“Restructuring Documents” shall have the meaning set forth in Section 4.8(a).

“SAFE” means the State Administration of Foreign Exchange of the PRC and its local branches.

“SAFE Rules and Regulations” means the SAFE Circular of State Administration of Foreign Exchange on Foreign Exchange Administration of Offshore Investment, Financing and Return Investment by Domestic Residents Utilizing Special Purpose Vehicles ( ) issued by SAFE on July 4, 2014 with effect from the same date, and any other related guidelines, implementing rules, reporting and registration requirements issued by SAFE.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” shall mean the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, the applicable stock exchange and any other applicable law regulating securities or takeover matters.

“Share Pledge” shall mean the share pledge agreement between the WFOE, the VIE Entity and its shareholders as one of the Control Documents, as amended from time to time.

“Share Subscription” shall have the meaning set forth in Section 2.1(c).

“Shareholders Agreement” shall mean the Shareholders Agreement to be entered into by and among the Key Holder, the Purchasers and the Company, in the form attached hereto as Exhibit C, which may be updated upon agreement by the Parties to reflect the status of the Contemplated Transactions at Closing.

“Subject Shares” shall mean the Series A Preferred Shares of the Company, par value US$0.001 per share.

“Subscription Shares” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of the doubt, a “variable interest entity” Controlled by a Person shall be deemed a Subsidiary of such Person.

“Tencent Nominee” shall mean , a company incorporated in the PRC, or such other Person designated by Tencent from time to time.

“Tencent Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Tencent Purchaser” shall have the meaning set forth in the Preamble.

“Tencent Share Subscription” shall have the meaning set forth in Section 2.1(a).

“Tencent Subscription Shares” shall have the meaning set forth in the Recitals.

“Third Party Claim” shall have the meaning set forth in Section 5.3(a).

“Total Consideration” shall mean, collectively, all consideration that the Group is required to pay to the Key Holder or its Subsidiaries to acquire the PRC Business, if any.

“Transaction Documents” shall mean, collectively, this Agreement, the Articles, the Contribution Agreement, the Restructuring Documents, the Director’s Indemnification Agreement, the Shareholders Agreement, the Control Documents and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“Transferred Contracts” shall mean the business Contracts set out in the Asset List (prior to the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)) or the Updated Asset List (on and after the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)).

“Transferred Employees” shall mean the employees set out in the Asset List (prior to the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)) or the Updated Asset List (on and after the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)).

“Transferred IP” shall mean the intellectual property rights set out in the Asset List (prior to the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)) or the Updated Asset List (on and after the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)).

“Transferred Leases” shall mean the leases set out in the Asset List (prior to the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)) or the Updated Asset List (on and after the date on which the Updated Asset List is provided, and to the extent applicable, approved by the Lead Purchasers pursuant to Section 4.5(b)).

“Updated Asset List” shall have the meaning set forth in Section 4.5(b).

“VIE Entity” shall mean the PRC domestic limited liability company owned by Bin Li and certain other shareholders to operate the Online Financial Services Business.

“WFOE” shall mean a wholly foreign-owned entity (or two wholly foreign-owned entities if agreed by the Company and both Lead Purchasers) to be established in Shanghai (or such other place as agreed by the Company and both Lead Purchasers) directly or indirectly by the Company, with a business scope enabling the WFOE (subject to any other incenses or permits required by law) to operate automobile online financial service platform and related commercial and/or technical services or such other business as agreed by the Company and both Lead Purchasers.

Section 1.2 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “hereby,” “hereto,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) any references herein to “Dollars” and “$” and “US$” are to United States Dollars and any references herein to RMB are to PRC Renminbi;

(d) any references herein to a specific Section, Schedule or Exhibit or to the Recitals or Preamble shall refer, respectively, to Sections, Schedules, Exhibits, Recitals or Preamble of this Agreement, unless otherwise specified;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(f) references herein to any gender shall include each other gender as the context requires;

(g) the word “or” shall not be exclusive;

(h) references to “written” or “in writing” include in electronic form;

(i) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement;

(j) reference to any Person includes such Person’s successors and permitted assigns;

(k) any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;

(m) any reference to any Law shall be deemed (i) to refer to the applicable Law in effect as of the date hereof without giving effect to the Contemplated Transactions (unless the applicable Law addressed matters as of an earlier date, in which case, applicable Law shall be deemed to mean the applicable Law in effect as of the date thereof) and (ii) also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; and

(n) any reference in this Agreement to any agreement or instrument (other than the Disclosure Schedule) is a reference to that agreement or instrument as amended or novated or supplemented.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Issuance of the Subscription Shares.

(a) Upon the terms and subject to the conditions of this Agreement, at the Lead Purchasers Closing (as defined below), the Tencent Purchaser hereby agrees to purchase, and the Company hereby agrees to issue and deliver to the Tencent Purchaser, the Tencent Subscription Shares for an aggregate purchase price (the “Tencent Purchase Price”) equal to $150,000,000 minus the US$ equivalent of RMB13,300,000 (being the newly increased registered capital to be contributed by Tencent Nominee to the VIE Entity pursuant to Section 4.7(b)), free and clear of all Encumbrances (except for restrictions on transfer pursuant to applicable Securities Laws, the Shareholders Agreement or the Articles) (the “Tencent Share Subscription”).

(b) Upon the terms and subject to the conditions of this Agreement, at the Lead Purchasers Closing, the JD Purchaser hereby agrees to purchase, and the Company hereby agrees to issue and deliver to the JD Purchaser, the JD Subscription Shares for an aggregate purchase price (the “JD Purchase Price”) equal to $100,000,000 minus the US$ equivalent of RMB8,850,000 (being the newly increased registered capital to be contributed by JD Nominee to the VIE Entity pursuant to Section 4.7(b)), free and clear of all Encumbrances (except for restrictions on transfer pursuant to applicable Securities Laws, the Shareholders Agreement or the Articles) (the “JD Share Subscription”). The exchange rate to be used in determining the US Dollar equivalent of the Renminbi amounts described in Section 2.1(a), this Section 2.1(b) and Section 2.4(a)(xviii) shall be the middle rate published by the People’s Bank of China for the exchange of Renminbi into US Dollars at the close of business in the PRC on the date that is ten (10) days prior to the Closing Date or any other date agreed by the Parties.

(c) Upon the terms and subject to the conditions of this Agreement, at the Hammer Closing (as defined below), the Hammer Purchaser hereby agrees to purchase, and the Company hereby agrees to issue and deliver to the Hammer Purchaser, the Hammer Subscription Shares for an aggregate purchase price of $10,000,000 (the “Hammer Purchase Price” and the Hammer Purchase Price or Tencent Purchase Price or JD Purchase Price, as applicable, the “Purchase Price”), free and clear of all Encumbrances (except for restrictions on transfer pursuant to applicable Securities Laws, the Shareholders Agreement or the Articles) (the “Hammer Share Subscription” and, together with the Tencent Share Subscription and the JD Share Subscription, the “Share Subscription”).

(d) The obligations of the Purchasers hereunder shall in all matters be several and not joint. None of the Purchasers shall have any liability whatsoever for the obligations of the other Purchasers hereunder.

Section 2.2 Closing.

(a) The closing of the Tencent Share Subscription and the JD Share Subscription (the “Lead Purchasers Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong or at such other location as may be agreed upon by the Lead Purchasers and the Key Holder on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 2.4(a) (other than those conditions that by their terms are to be satisfied at the Lead Purchasers Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place specified herein or as the Lead Purchasers and the Key Holder may agree in writing. The “Lead Purchasers Closing Date” shall be the date upon which the Lead Purchasers Closing occurs.

(b) The closing of the Hammer Share Subscription (the “Hammer Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong or at such other location as may be agreed upon by the Hammer Purchaser and the Key Holder on the first Business Day following the satisfaction or waiver of the conditions set forth in Section 2.4(b) (other than those conditions that by their terms are to be satisfied at the Hammer Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Parties may agree in writing. The “Hammer Closing Date” shall be the date upon which the Hammer Closing occurs.

Section 2.3 Payment and Delivery.

(a) Payment. At the Closing, the applicable Purchaser shall pay and deliver, or cause to be paid and delivered, the applicable Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method as the Parties may mutually agree, of immediately available funds to such bank account designated in writing by the Company to the applicable Purchaser at least seven (7) Business Days prior to the applicable Closing, and the Company shall deliver a duly executed share certificate for the applicable Subscription Shares in original form, a certified true copy of the register of members of the Company showing the applicable Purchaser as the legal and beneficial holder of the relevant Subscription Shares and, in the case of the Lead Purchasers Closing, a certified true copy of the register of directors of the Company showing each director nominated by the Lead Purchasers at the Lead Purchasers Closing Date as a director of the board of directors of the Company.

(b) Restrictive Legend. The certificate representing the Subscription Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE SHAREHOLDERS’ AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

Section 2.4 Conditions.

(a) Conditions to the Lead Purchasers’ Obligations to Effect the Closing. The obligation of each Lead Purchaser to purchase and pay for its respective Subscription Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by both Lead Purchasers in their sole discretion:

(i) The Fundamental Representations shall have been true and correct on the date of this Agreement (and if any Fundamental Representation expressly speaks of another date, then also for such other specified date) and true and correct in all respects on and as of the Closing Date and all other representations and warranties of the Key Holder contained in Section 3.1 and all other representations and warranties of the Company contained in Section 3.2 shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case as of such specified date); and the Key Holder and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement and the other Transaction Documents that are required to be performed or complied with on or before the Closing Date.

(ii) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened by a Governmental Authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions.

(iii) The Key Holder and the Company shall have obtained any and all Authorizations necessary for the consummation by the Key Holder and the Company of the issuance of the Subscription Shares, and the entry by the Key Holder and the Company into any Transaction Document to which it is a party, such Authorizations to include the consent of AutoTrader Group, Inc. pursuant to that certain Shareholder Agreement, dated November 1, 2012, by and among the Key Holder, AutoTrader Group, Inc. and the management vehicles party thereto, if necessary, on or prior to the Closing Date, all of which shall be in full force and effect.

(iv) The Key Holder and the Company shall have delivered to each Lead Purchaser a certificate, dated the Closing Date and signed by an authorized signatory of the Key Holder, certifying that the conditions set forth in Section 2.4(a)(i) to Section 2.4(a)(iii) have been satisfied.

(v) Each of the parties to the Contribution Agreement and each other Restructuring Document shall have entered into the Contribution Agreement and each other Restructuring Document (on terms consistent with Exhibit B) and otherwise in form and substance reasonably acceptable to both Lead Purchasers, and the Contribution Agreement and each other Restructuring Document (subject to any Authorizations to be obtained under the Contribution Agreement and each other Restructuring Agreement) shall remain in full force and effect.

(vi) A pro forma consolidated balance sheet of the Group Companies (the “Pro Forma Balance Sheet”) as of the Closing Date, giving effect to the completion of the Restructuring, shall have been delivered to each Lead Purchaser in accordance with Section 4.6, and the Net Working Capital, as reflected in the Pro Forma Balance Sheet, shall be a positive number and the non-current liabilities of the Group Company, as reflected in the Pro Forma Balance Sheet, shall be zero.

(vii) The Updated Asset List shall have been provided to each Lead Purchaser and, to the extent applicable, shall have been agreed by both Lead Purchasers pursuant to Section 4.5(b).

(viii) The VIE Entity and the WFOE shall have been duly established with their respective Business License having been issued and the initial shareholder of the VIE Entity and his ownership interest in the VIE Entity being: Bin Li (100%).

(ix) The VIE Entity, Bin Li, and the WFOE shall have entered into the Control Documents.

(x) The Company shall have provided each Lead Purchaser with true and correct copies of the constitutional documents of each Group Company (other than the Company and the Leasing WFOE).

(xi) The ESOP shall have been adopted by the Company.

(xii) The Company, the Hammer Purchaser, the Key Holder and all other parties to the Shareholder Agreement other than such Lead Purchaser shall have entered into the Shareholders Agreement and the Shareholders Agreement shall, subject to occurrence of the Closing, remain in full force and effect.

(xiii) The Key Holder and the Company shall have delivered the Director’s Indemnification Agreement for each of the directors nominated by the Lead Purchasers, duly executed and in full force and effect.

(xiv) The Key Holder and the Company shall have delivered to each Lead Purchaser opinions of the Company’s outside legal counsel for Cayman Islands and the PRC, dated as of the Closing Date, relating to the Contemplated Transactions, and including those items set forth on Exhibit D.

(xv) The Articles shall have been duly adopted by the Company and shall remain in full force and effect.

(xvi) (x) A director nominated by the Tencent Purchaser shall have been appointed to the board of directors of the Company, and (y) a director nominated by the JD Purchaser shall have been appointed to the board of directors of the Company.

(xvii) The Key Holder and the Company shall have delivered to each Lead Purchaser duly executed board resolutions of the Company approving immediately upon payment of the applicable Purchase Price (a) the issue of the applicable Subscription Shares to each Purchaser, free and clear of all Encumbrances (except for restrictions on transfer pursuant to applicable Securities Laws, the Shareholders Agreement or the Articles) and (b) the register of members of the Company to be written up to record each Purchaser as the legal owner of the applicable Subscription Shares fully paid and non-assessable and (c) the issue of a certificate in the name of the applicable Purchaser in respect of the applicable Subscription Shares and (d) the appointment of directors nominated by the Tencent Purchaser and the JD Purchaser respectively.

(xviii) The Key Holder shall have contributed US$100,000,000 minus the US$ equivalent of RMB27,850,000 (being the registered capital to be contributed by Li Bin to the VIE Entity) in cash to the Company, and the Company shall have issued 8,872,428 Subject Shares to Bitauto Hong Kong Limited.

(xix) (A) the Key Holder shall have contributed an amount in cash equal to US$30,000,000 into the Company (the “Leasing WFOE Purchase Cash”) and (B) the Company shall have issued 2,661,728 Subject Shares to the Bitauto Hong Kong Limited.

(xx) The Tencent Share Subscription and the JD Share Subscription shall be completed simultaneously at the Lead Purchasers Closing.

(b) Conditions to the Hammer Purchaser’s Obligations to Effect the Closing. The obligation of the Hammer Purchaser to purchase and pay for the Hammer Subscription Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Hammer Closing Date, of the following conditions, any of which may be waived in writing by the Hammer Purchaser in its sole discretion:

(i) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened by a Governmental Authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions.

(ii) The Lead Purchasers Closing shall have been completed.

(c) Conditions to the Key Holder’s and the Company’s Obligations to Effect the Closing. The obligation of the Company to issue the Subscription Shares to each Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Key Holder or the Company, as applicable, in its sole discretion:

(i) The representations and warranties of such Purchaser contained in Section 3.3 shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing Date; and such Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the applicable Closing Date.

(ii) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened by a Governmental Authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions.

(iii) Such Purchaser shall have obtained any and all Authorizations necessary for the consummation by such Purchaser of the purchase of the Subscription Shares on or prior to the Closing Date, all of which shall be in full force and effect.

(iv) Such Purchaser shall have entered into the Shareholders Agreement and the Shareholders Agreement shall, subject to occurrence of the Closing, remain in full force and effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Key Holder. Subject to Section 6.1, except as set forth in the Disclosure Schedule, the Key Holder hereby represents, warrants and undertakes to each Purchaser that, as of the date hereof and as of the Closing Date, in each case, the following representations and warranties are true and correct:

(a) Due Formation. The Key Holder is duly formed, validly existing and in good standing in the jurisdiction of its organization and has all requisite power and authority to carry on its business as it is currently being conducted. The Leasing WFOE is duly formed, validly existing and in good standing in the jurisdiction of its organization.

(b) Authority. Each of the Key Holder and the Leasing WFOE has full power and authority to enter into, execute and deliver this Agreement, each Transaction Document to which it is or shall be made a party and each other agreement, certificate, document and instrument to be executed and delivered by the Key Holder or the Leasing WFOE (as the case may be) pursuant to this Agreement or any Transaction Document and to perform its obligations hereunder and thereunder. The execution and delivery by the Key Holder or the Leasing WFOE of this Agreement and each Transaction Document to which it is or shall be made a party and the performance by the Key Holder or the Leasing WFOE of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part. Except as set forth in the Transaction Documents, no vote or other approval of the stockholders of the Key Holder shall be required for the consummation by the Key Holder of the Contemplated Transactions.

(c) Valid Agreement. This Agreement has been, and each Transaction Document to which the Key Holder or the Leasing WFOE is a party has been or will be, duly executed and delivered by the Key Holder or the Leasing WFOE (as the case may be) and constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligations of the Key Holder or the relevant Group Company or the Leasing WFOE, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) any Authorizations to be obtained under the Contribution Agreement or each other Restructuring Documents to which the Key Holder or the Leasing WFOE is a party or shall be a party.

(d) Non-contravention; Litigation. None of the execution and the delivery of this Agreement and the Transaction Documents to which the Key Holder or the Leasing WFOE is a party or shall be made a party, nor the consummation of the Contemplated Transactions, will (i) violate any provision of the organizational documents of the Key Holder or the Leasing WFOE or violate any Law or Order of any Governmental Authority to which the Key Holder or the Leasing WFOE is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Key Holder or the Leasing WFOE is a party or by which the Key Holder or the Leasing WFOE is bound or to which any of the Key Holder’s or the Leasing WFOE’s assets are subject, except for such violations, conflicts, breaches, or defaults which would not have a Material Adverse Effect. There is no action, suit or proceeding, pending or, to the best knowledge of the Key Holder, threatened in writing against the Key Holder or the Leasing WFOE that questions the validity of this Agreement or the right of the Key Holder or the Leasing WFOE to enter into this Agreement or to consummate the Contemplated Transactions, except for such actions, suits or proceedings which would not have a Material Adverse Effect.

(e) Consents and Approvals. Assuming the accuracy of the representations made by the Purchasers in Section 3.3 of this Agreement, none of the execution and delivery by the Key Holder or the Leasing WFOE of this Agreement or any Transaction Document, nor the consummation of any of the Contemplated Transactions, nor the performance by the Key Holder or the Leasing WFOE of this Agreement or any Transaction Document in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or any third party (each, an “Authorization”), except such (i) as have been or will have been obtained, made or given on or prior to the Closing Date, (ii) as set forth in the Transaction Documents, or (iii) solely with respect to the Contribution Agreement and the Restructuring Documents, as would not have a Material Adverse Effect.

(f) Brokers. The Key Holder has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the issuance of the Subscription Shares, and none of the Group Companies nor the Leasing WFOE is under any obligation to pay any broker’s fee or commission in connection with the issuance of the Subscription Shares or the Contemplated Transactions, except for Hammer Capital Management Limited and an obligation to pay a success fee to Hammer Capital Management Limited.

(g) PRC Business.

(i) Ordinary Course. The PRC Business has been carried on in the ordinary course and so as to maintain the same as a going concern. There is no existing fact or circumstance that may have a Material Adverse Effect on the PRC Business for it to be conducted as currently conducted.

(ii) Leasing WFOE. The registered capital of the Leasing WFOE in the amount of US$30,000,000 has been fully paid up and is free and clear of any Encumbrance. As of the Closing Date, the Leasing WFOE will not have any liabilities except as reflected in the Pro Forma Balance Sheet and will have US$30,000,000 in cash in its foreign exchange capital account. The Leasing WFOE has all of the licenses and permits necessary to permit the Leasing WFOE to lawfully conduct and operate the Financial Leasing Business and to permit the Leasing WFOE to own and use its assets in the manner it currently owns and uses its assets.

(iii) Transferred Contracts. Each Transferred Contract has been duly executed and is valid and binding on the parties thereto with full force and effect. No Transferred Contract will be terminated or adversely affected as a result of or relating to the Contemplated Transaction. None of the Key Holder Parties is in breach of or has best knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any Transferred Contract, nor has any such party received notice of any intention to terminate any such agreement or repudiate or disclaim any other transaction.

(iv) Real Property. Each Transferred Lease is in full force and effect, unimpaired by any acts or omissions of the relevant Key Holder Party, and constitutes the legal, valid and binding obligation of such Key Holder Party, enforceable against such Key Holder Party in accordance with its terms and, to the best knowledge of the relevant Key Holder, against any other party thereto. All rent and other sums and charges payable by the relevant Key Holder Party as tenant thereunder are current, no notice of default or termination under any Transferred Lease is outstanding, no termination event or condition or uncured default on the part of the relevant Key Holder Party or, to the best knowledge of the Key Holder, the landlord, exists under any Transferred Lease, and no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute such a default or termination event or condition. The relevant Key Holder Parties own such leasehold interests free and clear of all Encumbrances, subject to the terms and conditions of the Transferred Leases and applicable Laws.

(v) Transferred Employees

(1) As of the date hereof and as of the Closing, no Key Holder Party is a party to any collective bargaining agreement. There are no existing or, to the best knowledge of the Key Holder, threatened, labor strikes, disputes, grievances, arbitrations, union organizing efforts, picketing, handbilling, organized work stoppages, organized work slowdowns or other labor trouble or disputes involving any Transferred Employees (collectively, “Labor Problems”).

(2) As of the date hereof and as of the Closing, except as expressly contemplated under the Transaction Documents or existing employment contracts with the Transferred Employees, no Key Holder Party has any obligation or liability whatsoever in respect of the employment of any Transferred Employee for any period prior to the Closing, including under any employee incentive plan, as a result of its execution of this Agreement or as a result of the completion of any of the Contemplated Transactions.

(vi) Intellectual Property Rights. As of the Closing Date:

(1) Each relevant Key Holder Party owns all rights (including but not limited to the rights of development, maintenance, licensing and sale), title and interest in and to, free and clear of all Encumbrances, or otherwise has all necessary and valid rights to use, all the Transferred IP other than the registered trademark applications listed in the Asset List (the “Registered Trademark Applications”), and no item of such Transferred IP is subject to any outstanding injunction, judgment, order, decree, ruling or charge. Each Transferred IP other than the Registered Trademark Applications is valid, enforceable, and subsisting, in full force and effect, and has not been cancelled, expired or abandoned. Each relevant Key Holder Party has applied for the Registered Trademark Applications. None of the Key Holder Parties is aware of any notice, claim or assertion that any item of Transferred IP is invalid and is aware of any actual, threatened or pending claim, action, opposition, re-examination, interference or cancellation proceeding with respect thereto.

(2) All Transferred IP are owned by and registered or applied for solely in the name of the relevant Key Holder Parties, is valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Key Holder Party or, to the best knowledge of the Key Holder Parties, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Transferred IP to be invalid, unenforceable or not subsisting. No Transferred IP is the subject of any Encumbrance, license or other contracts granting rights therein to any other Person. Except for the Registered Trademark Applications pending registration, no Transferred IP is subject to any proceeding or outstanding orders from any Governmental Authorities or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, by any Key Holder Party or affect the validity, use or enforceability of such Transferred IP. No Key Holder Party has (a) transferred or assigned any Transferred IP; (b) authorized the joint ownership of, any Transferred IP; or (c) permitted the rights of any Key Holder Party in any Transferred IP to lapse or enter the public domain.

(vii) Legal Actions and Orders. There are no legal actions in progress, pending or, to the best knowledge of the Key Holder, threatened, against the Leasing WFOE, the PRC Business or the Contributed Assets. None of the Leasing WFOE, the PRC Business and the Contributed Assets are subject to any Orders.

(viii) Compliance with Legal Requirements. Each Key Holder Party has, in connection with the execution and delivery of any Transaction Document to which it is a party and the consummation of the Contemplated Transactions, complied with, and the PRC Business and the Contributed Assets are in material compliance with, all legal requirements, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ix) Contributed Assets. The Asset List, or, as of the Closing Date, if to the extent applicable both Lead Purchasers agree to the Updated Asset List, the Updated Asset List, includes all of the assets, intellectual property rights, employees and Contracts that are currently used for, and are material to, the operation of the PRC Business as currently operated. The Key Holder Parties have good and valid title to the Contributed Assets, free and clear of any and all Encumbrances, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x) Pro Forma Balance Sheet. The Pro Forma Balance Sheet has been prepared in accordance with IFRS, and presents fairly, in all material respects, the financial condition of the Leasing WFOE and the PRC Business as of the Closing Date, after giving effect to the completion of the Restructuring.

(h) Contribution Agreement and other Restructuring Documents. The Contribution Agreement and any Restructuring Documents to which any Key Holder Party is a party, upon execution, constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) any Authorizations to be obtained under the Contribution Agreement and the Restructuring Documents.

(i) Tax Filings; Interested Party Transaction.

(i) The Leasing WFOE and any other Key Holder Party contributing Online Financial Services Business to the Group has timely filed or caused to be filed all tax returns required to be filed by it, all such tax returns are true, correct and complete in all material respects, and the Leasing WFOE and any other Key Holder Party contributing Online Financial Services Business to the Group has paid, or provided adequate reserves, for all deficiencies or other assessments of tax owed by it in respect of the PRC Business. No unassessed tax deficiency has been proposed or threatened against the Leasing WFOE or any other Key Holder Party contributing Online Financial Services Business to the Group.

(ii) Except set forth in the Transaction Documents, none of the direct or indirect shareholders or officers, employees or directors of the Leasing WFOE, or officer, employee or director of the Leasing WFOE’s direct or indirect shareholder, or any affiliate of any foregoing party, has any contract, understanding, proposed transaction with, or is indebted to, the Leasing WFOE, nor is the Leasing WFOE indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

(j) FCPA Compliance. None of the Leasing WFOE, Key Holder and, to the best knowledge of the Key Holder, any of the Leasing WFOE’s or Key Holder’s respective directors, administrators, officers, board of directors (supervisory and management) members or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in The Foreign Corrupt Practices Act of 1977, as amended) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (i) and (ii) above in order to assist the Leasing WFOE to obtain or retain business for, or direct business to the Leasing WFOE, subject to applicable exceptions and affirmative defenses. None of the Leasing WFOE, the Key Holder and, to the best knowledge of the Key Holder, any of the Leasing WFOE’s or the Key Holder’s respective directors, administrators, officers, board of directors (supervisory and management) members and employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

(k) Full Disclosure. To the best knowledge of the Key Holder, the Key Holder has disclosed all material documents and information relating to the Contemplated Transactions that is in the possession or control of the Key Holder as at the date hereof.

(l) Compliance with Laws. Neither the Key Holder nor the Leasing WFOE has been in violation of any Law or Order applicable to the Key Holder or the Leasing WFOE (as the case may be) since its establishment, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Representations and Warranties of the Company. Subject to Section 6.1, except as set forth in the Disclosure Schedule, the Company hereby represents, warrants and undertakes to each Purchaser that, as of the date hereof and as of the Closing Date, in each case, the following representations and warranties are true and correct:

(a) Due Formation. Each Group Company is duly formed, validly existing and in good standing in the jurisdiction of its organization. Each Group Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. Each Group Company has full power and authority to enter into, execute and deliver each Transaction Document to which it is or shall be made a party and each other agreement, certificate, document and instrument to be executed and delivered by such Group Company pursuant to this Agreement or any Transaction Document and to perform its obligations hereunder and thereunder. The execution and delivery by each Group Company of each Transaction Document to which it is or shall be made a party and the performance by such Group Company of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been, and each Transaction Document to which any Group Company is a party has been or will be, duly executed and delivered by such Group Company and constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligations of such Group Company, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) any Authorizations to be obtained under the Contribution Agreement or each other Restructuring Documents or each Control Documents to which the Group Company is a party or shall be a party.

(d) Articles. As of the Closing Date, the Articles shall be in full force and effect and shall not have been superseded or amended.

(e) Capitalization.

(i) Except as set forth in Schedule 3.2(e) to the Disclosure Schedule, there are no authorized or outstanding Equity Securities in the Company. All issued and outstanding Equity Securities are validly issued, fully paid and non-assessable. The capitalization table attached hereto as Schedule 3.2(e) to the Disclosure Schedule truly and accurately describes the shareholding of the Company (1) immediately prior to the Closing and (2) immediately after the Closing.

(ii) All outstanding Equity Securities of the Company and all outstanding Equity Securities of each of the other Group Companies have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable Laws and (y) all requirements set forth in applicable contracts, without violation of the preemptive rights, rights of first refusal or other similar rights.

(iii) The rights of the Subscription Shares are as stated in the Articles.

(f) Due Issuance of the Subscription Shares. The Subscription Shares have been duly authorized and, when issued and delivered to and paid for by the applicable Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any Encumbrance, except for restrictions arising under the Securities Act or created by virtue of this Agreement or other Transaction Documents and upon delivery and entry into the register of members of the Company, the Subscription Shares will transfer to the applicable Purchaser with good and valid title, free and clear of any Encumbrance, except for restrictions arising under the Securities Act or created by virtue of this Agreement or other Transaction Documents.

(g) Title. Immediately following the Closing, each Purchaser shall acquire good and valid title to the applicable Subscription Shares that are being purchased hereunder, free and clear of any and all Encumbrances (except for restrictions arising under the Securities Act or created by virtue of this Agreement or other Transaction Documents). There are no outstanding options, warrants, rights (preemptive or otherwise), calls, contracts or other binding commitments to which the Company or any of its Affiliates is a party or by which the Company is bound to issue or adjust Equity Securities as a result of the issuance of the Subscription Shares. Except for the Contemplated Transactions, the Company has not assigned, transferred, sold, distributed, pledged or otherwise disposed of or agreed to dispose of all or any portion, or any interest in, any other Equity Securities of the Company. Except for the Transaction Documents, no voting or similar agreements exist in relation to the Equity Securities of any Group Company that are presently outstanding or that may hereafter be issued.

(h) Non-contravention; Litigation. None of the execution and the delivery of this Agreement and the Transaction Documents to which any Group Company is a party or shall be made a party, nor the consummation of the Contemplated Transactions, will (i) violate any provision of the organizational documents of any Group Company or violate any Law or Order of any Governmental Authority to which any Group Company is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which any Group Company is a party or by which any Group Company is bound or to which any of the Group Companies’ assets are subject, except for such violations, conflicts, breaches, or defaults which would not have a Material Adverse Effect. There is no action, suit or proceeding, pending or, to the best knowledge of the Company, threatened in writing against any Group Company that questions the validity of this Agreement or the right of any Group Company to enter into this Agreement or to consummate the Contemplated Transactions, except for such actions, suits or proceedings which would not have a Material Adverse Effect.

(i) Consents and Approvals. None of the execution and delivery by any Group Company of this Agreement or any other Transaction Document, nor the consummation of any of the Contemplated Transactions, nor the performance by any Group Company of this Agreement or any other Transaction Documents in accordance with their respective terms requires any Authorization which is required to be obtained by such Group Company, except such (i) as have been or will have been obtained, made or given on or prior to the Closing Date, (ii) as set forth in the Transaction Documents, or (iii) solely with respect to the Contribution Agreement and the Restructuring Documents, as would not have a Material Adverse Effect.

(j) Brokers. The Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the issuance of the Subscription Shares, and none of the Group Companies is under any obligation to pay any broker’s fee or commission in connection with the issuance of the Subscription Shares or the Contemplated Transactions.

(k) Control Documents. As of the Closing Date:

(i) Each party to any Control Document (other than the Tencent Nominee and the JD Nominee) has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to the Control Documents and to perform its obligations hereunder and thereunder. The execution and delivery by such party of the Control Documents to which it is a party and the performance by such party of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part. The Control Documents to which such party is a party have been or will be, duly executed and delivered by such party and constitutes (or, when executed and delivered in accordance herewith will constitute), its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (z) any Authorizations to be obtained under the Control Documents.

(ii) No approvals are required to be obtained for the execution and delivery of the Control Documents, the performance by the relevant parties of their obligations, and the transactions contemplated under the Control Documents, other than those approvals that: (v) have already been obtained, (w) remain in full force, (x) are required to register any Share Pledge to secure the VIE Entity’s obligations under the Control Documents, (y) are required for transfer of equity interests of the VIE Entity upon exercise by the WFOE of its rights under the relevant exclusive option agreement among the WFOE, the VIE Entity and the shareholders of the VIE Entity, and (z) do not impose any obligation, condition or restriction that would create a material burden on the parties to the Control Documents.

(iii) The execution, delivery and performance by each and all of the relevant parties (other than the Tencent Nominee and the JD Nominee) of their respective obligations under each and all of the Control Documents, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant parties to the Control Documents, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

(iv) Each Control Document is, and all of the Control Documents taken as a whole are, legal, valid, enforceable and admissible as evidence under PRC Laws, and constitute the legal and binding obligations of the relevant parties.

(v) To the Company’s best knowledge, all shareholders of such VIE Entity (other than the Tencent Nominee and the JD Nominee) are acting in good faith and in the best interests of the Company. There have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Governmental Authority or any other party, pending or, to the Company’s best knowledge, threatened against or affecting any of the Company, the WFOE or any VIE Entity that: (i) challenge the validity or enforceability of any part or all of the Control Documents taken as whole; (ii) challenge the VIE structure or the ownership structure as set forth in the Control Documents; (iii) claim any ownership, share, equity or interest in the WFOE or VIE Entity, or claim any compensation for not being granted any ownership, share, equity or interest in the WFOE or VIE Entity; or (iv) claim any of the Control Documents or the ownership structure thereof or any arrangements or performance of or in accordance with the Control Documents was, is or will violate any PRC Laws.

(l) Tax Filings; Interested Party Transaction.

(i) Each of the Group Companies has timely filed or caused to be filed all tax returns required to be filed by it, all such tax returns are true, correct and complete in all material respects, and each of the Group Companies has paid, or provided adequate reserves, for all deficiencies or other assessments of tax owed by it. No unassessed tax deficiency has been proposed or threatened against any Group Company.

(ii) Except set forth in the Transaction Documents, none of the direct or indirect shareholders or officers, employees or directors of a Group Company, or officer, employee or director of any Group Company’s direct or indirect shareholder, or any affiliate of any foregoing party, has any contract, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

(m) FCPA Compliance. None of the Group Companies and, to the best knowledge of the Company, any of the Group Companies’ respective directors, administrators, officers, board of directors (supervisory and management) members or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in The Foreign Corrupt Practices Act of 1977, as amended) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (i) and (ii) above in order to assist any Group Company to obtain or retain business for, or direct business to any Group Company, subject to applicable exceptions and affirmative defenses. None of the Group Companies, and to the best knowledge of the Company, any of the Group Companies’ respective directors, administrators, officers, board of directors (supervisory and management) members and employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

(n) Compliance with Laws. The Group Companies have not been in violation of any Law or Order applicable to them since their establishment, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3 Representations and Warranties of Each Purchaser. Each Purchaser hereby severally and not jointly represents and warrants to the Key Holder and the Company as of the date hereof and as of each Closing Date, as follows:

(a) Due Formation. Such Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization and has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. Such Purchaser has full power and authority to enter into, execute and deliver this Agreement, each Transaction Document to which it is or shall be made a party and each other agreement, certificate, document and instrument to be executed and delivered by such Purchaser pursuant to this Agreement or any Transaction Document and to perform its obligations hereunder and thereunder. The execution and delivery by such Purchaser of this Agreement and each Transaction Document to which it is or shall be made a party and the performance by such Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been, and each Transaction Document to which such Purchaser is a party has been or will be, duly executed and delivered by such Purchaser and constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Non-contravention; Litigation. None of the execution and the delivery of this Agreement and the Transaction Documents to which such Purchaser is a party or shall be made a party, nor the consummation of the Contemplated Transactions, will (i) violate any provision of the organizational documents of such Purchaser or violate any Law or Order of any Governmental Authority to which such Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which such Purchaser is a party or by which such Purchaser is bound or to which any of such Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against such Purchaser that questions the validity of this Agreement or the right of such Purchaser to enter into this Agreement or to consummate the Contemplated Transactions.

(e) Consents and Approvals. None of the execution and delivery by such Purchaser of this Agreement or any Transaction Document, nor the consummation by such Purchaser of any of the Contemplated Transactions, nor the performance by such Purchaser of this Agreements or any Transaction Document in accordance with its terms requires any Authorization, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f) Status and Investment Intent.

(i) Experience. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subscription Shares. Such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. Such Purchaser is acquiring the Subscription Shares pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. Such Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Subscription Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. Such Purchaser was not identified or contacted through the marketing of the Subscription Shares. Such Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts. The issuance of the Subscription Shares to such Purchaser was not solicited by or through anyone other than the Company.

(iv) Restricted Securities. Such Purchaser acknowledges that the Subscription Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. Such Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Subscription Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(v) Not U.S. Person. Such Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vi) Offshore Transaction. Such Purchaser has been advised and acknowledges that in issuing the Subscription Shares to such Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. Such Purchaser is acquiring the Subscription Shares in offshore transactions in reliance upon the exemption from registration provided by Regulation S.

(vii) FINRA. Such Purchaser does not, directly or indirectly, own more than five percent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

Section 3.4 Bring-Down to Closing. The Key Holder and the Company shall be permitted to supplement the Disclosure Schedule prior to the Closing Date subject to agreement to the form and substance of such supplemental disclosure by both Lead Purchasers.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business of the Company. From the date hereof until the Closing Date, except as expressly contemplated by this Agreement or any other Transaction Documents or with the prior written consent of both Lead Purchasers (which consent shall not be unreasonably withheld or delayed), the Company shall cause the Group Companies not to:

(a) amend its organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any Equity Security of any Group Company (whether by merger, consolidation or otherwise);

(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Equity Securities of any Group Company (whether by merger, consolidation or otherwise);

(d) redeem, repurchase or otherwise acquire any Equity Securities of the any Group Company (whether by merger, consolidation or otherwise);

(e) issue, deliver or sell any Equity Securities of any Group Company (whether by merger, consolidation or otherwise), other than the issuance of any Equity Securities of any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(f) amend any term of any Equity Securities of any Group Company (whether by merger, consolidation or otherwise);

(g) acquire (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(h) sell, lease or otherwise transfer, or create or incur any Encumbrance on, any assets, securities, properties or interests of any Group Company, other than in the ordinary course of business consistent with past practice;

(i) make any loans, advances or capital contributions to, or investments in, any other Person;

(j) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than in the ordinary course of business consistent with past practice;

(k) hire any employee or consultant or adopt, establish, enter into, amend or terminate or increase the benefits under any employee benefit, plan, practice, program, policy or Contract;

(l) initiate or settle any Action involving or against the any Group Company; or

(m) agree, commit or offer to do any of the foregoing.

Section 4.2 Operation of the PRC Business. From the date hereof until the Restructuring Completion Date, the Key Holder shall ensure that the PRC Business is carried out in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings relating to the PRC Business. The Key Holder shall, and shall cause its relevant Subsidiary to, use commercially reasonable best efforts to negotiate and renew business contracts in the PRC Business which have expired on or prior to the date hereof.

Section 4.3 Negative Covenants. Except as expressly contemplated by this Agreement or any other Transaction Documents or with the prior written consent of both Lead Purchasers (which consent shall not be unreasonably withheld or delayed), the Key Holder shall ensure no Key Holder Party shall do any of the following:

(a) Compensation. other than in the ordinary course of business consistent with past practice, (i) increase annual recurring compensation or fringe benefits payable to any Person employed in connection with the PRC Business; (ii) pay or grant any severance, termination or change-of-control benefit; or (iii) adopt or amend any employee incentive plan;

(b) Contracts. (i) terminate any Transferred Contract; (ii) modify or amend any Transferred Contract or otherwise assume any additional liability or obligations pursuant to such Transferred Contract save on terms that would not be materially adverse to the interests of the Key Holder Parties and for modifications, amendments or liabilities that are made or incurred in the ordinary course of business, provided that if such amendment, modification or incurrence of liability will increase the net Liabilities for the Asset List (except for any net Liability increase in connection with existing assets on the Asset List), the consent from both Lead Purchasers shall be required in advance;

(c) Disposition of Contributed Assets. sell, convey, assign, lease or otherwise transfer or dispose of any of the Contributed Assets, other than in the ordinary course of business consistent with past practice;

(d) Encumbrances. create, assume or permit to exist any Encumbrance upon any of the Contributed Assets, the Equity Securities of the Leasing WFOE or any assets owned by the Leasing WFOE, other than in the ordinary course of business consistent with past practice;

(e) Licenses. do any act or fail to do any act which could result in the termination, expiration, revocation, suspension, nonrenewal or adverse modification of any licenses or permits held by the Leasing WFOE;

(f) Waivers. waive any material right relating to the Leasing WFOE, the PRC Business or the Contributed Assets;

(g) Leasing WFOE. take any of the following actions in connection with the Leasing WFOE:

(i) amend the Articles of Association of the Leasing WFOE (whether by merger, consolidation or otherwise);

(ii) reduce, increase or otherwise change the registered capital of the Leasing WFOE (whether by merger, consolidation or otherwise);

(iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the registered capital of the Leasing WFOE (whether by merger, consolidation or otherwise);

(iv) transfer any Equity Securities of the Leasing WFOE (whether by merger, consolidation or otherwise), other than pursuant to the Leasing WFOE Transfer;

(v) incur any capital expenditures or any liabilities in respect of the Leasing WFOE;

(vi) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(vii) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any intellectual property of the Leasing WFOE, or enter into any contract, or take any action, with respect to any intellectual property of the PRC Business outside the ordinary course of business consistent with past practice, or do any act or knowingly omit to do any act whereby any intellectual property of the PRC Business may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person;

(ix) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than in the ordinary course of business consistent with past practice;

(x) adopt, establish, enter into, amend or terminate or increase the benefits under any employee incentive plan;

(xi) other than in the ordinary course of business consistent with past practice, increase the compensation or benefits of any current or former director, officer, employee or consultant of the Leasing WFOE;

(xii) other than in the ordinary course of business consistent with past practice, grant or increase any severance, retention, change-of-control or similar payments to any current or former director, officer, employee or consultant of the Leasing WFOE;

(xiii) enter into, amending or terminating any contract other than in connection with the Restructuring, other than in the ordinary course of business consistent with past practice and not in a manner adverse to the Key Holder Parties;

(xiv) change any methods of accounting;

(xv) initiate or settle any Action involving or against the Leasing WFOE; or

(h) No Agreement. agree to do any of the foregoing.

Section 4.4 Affirmative Covenants. The Key Holder shall, and shall ensure that the Key Holder Parties shall, do the following:

(a) Access to Information. allow the Company, each Lead Purchaser and their respective representatives reasonable access to the PRC Business and Contributed Assets for the purpose of audit and inspection, and make available or cause to be made available to the Company, each Lead Purchaser and their respective authorized representatives all information with respect to the PRC Business and Contributed Assets as the Company, such Lead Purchaser or such authorized representative may reasonably request. The Key Holder shall also provide the Lead Purchasers with a reasonable opportunity to discuss the Pro Forma Balance Sheet;

(b) Maintenance of Assets. maintain all of the Contributed Assets and all buildings or other improvements located on any leased real property in good condition (ordinary wear and tear excepted), and use all of the Contributed Assets and all buildings or other improvements located on any leased real property in a reasonable manner;

(c) Insurance. maintain existing insurance coverage with respect to the PRC Business and the Contributed Assets consistent with past practice;

(d) Books and Records. maintain the books and records of the PRC Business in the ordinary course;

(e) Notification. promptly notify the Company and each Lead Purchaser of (i) any material change in the Key Holder’s representations and warranties or of any material failure to perform any covenant or agreement of the Key Holder or the Leasing WFOE contained in this Agreement or any of the other Transaction Documents, or (ii) any material breach of any representation, warranty, covenant or agreement of the Key Holder or the Leasing WFOE contained in this Agreement or any of the other Transaction Documents;

(f) Compliance with Legal Requirements. comply in all material respects with all legal requirements applicable to the Leasing WFOE, the PRC Business and the Contributed Assets;

(g) Goodwill. use its commercially reasonable best efforts to preserve for the Company the goodwill of the Key Holder Parties’ suppliers, customers, landlords and others having business relations with the Key Holder Parties in relation to the PRC Business;

(h) Maintenance of Intellectual Property. use its commercially reasonable best efforts (i) to maintain all of the intellectual property owned or used in connection with the PRC Business and (ii) not to do any act or fail to do any act that would allow such intellectual property to lapse, become abandoned, become dedicated to the public or become unenforceable;

(i) Software Migration. use its commercially reasonable best efforts to facilitate the transfer of the software to the Group and otherwise to minimize the extent of disruption or threat of disruption to the PRC Business at and following the Closing;

(j) Leasing WFOE. use its commercially reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all existing licenses of the Leasing WFOE, (iii) keep available the services of the Leasing WFOE’s directors, officers and key employees, (iv) maintain good relationships with the Leasing WFOE’s customers, suppliers, lenders and others having material business relationships with the Leasing WFOE, and (v) manage the Leasing WFOE’s working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice.

Section 4.5 Change of Contributed Assets and Asset List.

(a) The Parties agree that the Contributed Assets may change from time to time after the date hereof and after the Closing Date, and neither the Key Holder nor any Key Holder Party shall be held liable for breach of representations, warranties, covenants or agreements if there is any change to the Contributed Assets to the extent that such change is (i) in the ordinary course of business consistent with past practice, (ii) a change of assets in exchange for other assets comparable or superior as to type, value and quality, (iii) a change that has been consented to by both Lead Purchasers, or as a result of any action taken by the Key Holder or the relevant Key Holder Party at the request of both Lead Purchasers, (iv) any decrease or increase of the market value or fair value of the Contributed Assets (provided that the Key Holder or the relevant Key Holder Party has complied with Section 4.4), or (v) as a result of voluntary resignation of any Transferred Employee.

(b) The Key Holder shall, no fewer than ten (10) Business Days prior to the anticipated Lead Purchasers Closing Date, provide or cause to be provided an updated Asset List (the “Updated Asset List”) to each Lead Purchaser. The Parties agree that the Updated Asset List shall be agreed in writing by both Lead Purchasers if and only if the Updated Asset List contains any material changes to the Asset List (except for any changes set forth in Section 4.5(a) above).

(c) No Key Holder Party shall contribute any assets, intellectual property rights, employees or Contracts to the Group that are not set forth on the Asset List or the Updated Asset List (as the case may be).

Section 4.6 Pro Forma Balance Sheet.

(a) Not fewer than ten (10) Business Days prior to the anticipated Lead Purchasers Closing Date, the Company shall deliver to each Lead Purchaser the Company’s good faith estimates of Net Working Capital and the assumptions used, together with supporting documentation for such estimates and any additional information reasonably requested by any Lead Purchaser. The Parties agree that the Pro Forma Balance Sheet shall be prepared on the basis of the Asset List or the Updated Asset List (as the case may be) and in accordance with the IFRS and the Company shall consider reasonable comments of the Lead Purchasers when preparing the Pro Forma Balance Sheet.

(b) The Key Holder shall ensure that upon the completion of the Restructuring in accordance with the Restructuring Documents (and for any Non-assignable Asset or Non-assignable Contract, appropriate measures have been implemented in accordance with Section 4.19), the amount of net assets of the Group shall not be less than the amount of net assets stated in the Pro Forma Balance Sheet by more than US$10,000,000.

(c) Promptly after the Restructuring Completion Date, the Key Holder shall deliver to each Lead Purchaser an unaudited consolidated balance sheet of the Group as of the date immediately following the Restructuring Completion Date (the “Reference Date”) prepared in accordance with the IFRS and the same assumptions used to prepare the Pro Forma Balance Sheet (the “Restructuring Completion Balance Sheet”). A Lead Purchaser shall have the right to engage an auditor which shall be any one of Deloitte Touche Tohmatsu, Ernst & Young, KPMG, PricewaterhouseCoopers and their PRC Affiliates to conduct a special audit on the Restructuring Completion Balance Sheet. The Company shall bear the cost of such audit unless the audit results reveal that there is a deficiency exceeding $10 mm in the amount of the net assets of the Group as compared to that status in the Pro Forma Balance Sheet in which case the Key Holder shall bear the cost of such audit.

Section 4.7 Appointment of Tencent Nominee and JD Nominee.

(a) Subject to satisfaction of Section 4.7(b), within 30 days after the Lead Purchasers Closing Date, the Company shall ensure that (i) Tencent Nominee will hold 26.6% of all equity interests of VIE Entity, and (ii) JD Nominee will hold 17.7% of all equity interests of VIE Entity, in each case, by way of subscribing to newly increased registered capital of the VIE Entity, and (iii) the constitutional documents of VIE Entity shall be amended to the reasonable satisfaction of both Lead Purchasers, and (iv) all necessary filings and registrations and Authorizations shall have been completed or obtained in connection with the foregoing equity subscriptions and amendment of constitutional documents of VIE Entity (except for the registration of the Share Pledge in connection with the Tencent Nominee and the JD Nominee shall be completed within 60 days after the Lead Purchasers Closing Date).

(b) As soon as practicable after the Closing Date and in any event within 30 days after the Lead Purchasers Closing Date, (i) the registered capital of the VIE Entity shall be increased to RMB50,000,000, (ii) the Tencent Purchaser shall cause to be contributed RMB13,300,000 (being the newly increased registered capital to be contributed by Tencent Nominee to the VIE Entity) to the VIE Entity, and (iii) the JD Purchaser shall cause to be contributed RMB8,850,000 (being the newly increased registered capital to be contributed by JD Nominee to the VIE Entity) to the VIE Entity. The Tencent Purchaser shall procure Tencent Nominee to enter into the Control Documents with the WFOE, the VIE Entity and the other shareholders of the VIE Entity as soon as practicable after the Closing Date. The JD Purchaser shall procure JD Nominee to enter into the Control Documents with the WFOE, the VIE Entity and the other shareholders of the VIE Entity as soon as practicable after the Closing Date.

(c) The Tencent Purchaser and the JD Purchaser shall share, on a pro rata basis based upon their respective subscription percentage in the newly increased registered capital of the VIE Entity, the costs and expenses, including, but not limited to, filing fees, registration fees and other transaction expenses, incurred in connection with paragraph (a) above (including any change or replacement of the Tencent Nominee or JD Nominee, as applicable). Notwithstanding the foregoing, each Party shall bear its own taxes incurred in connection with paragraph (a) above (including any change or replacement of the Tencent Nominee or JD Nominee, as applicable).

(d) As soon as practicable after the Closing Date and in any event within 30 days after the Lead Purchasers Closing Date, the Key Holder shall cause to be contributed RMB27,850,000 (being the newly increased registered capital to be contributed by Bin Li to the VIE Entity) to the VIE Entity. The Key Holder shall procure Bin Li to make the necessary amendments to the Control Documents to which he is a party to reflect the additional contributions made by Bin Li to the VIE Entity and to promptly take any other actions required to implement the transactions contemplated in the Control Documents to which he is a party (including, without limitation, registering the Share Pledge in connection with Bin Lin).

Section 4.8 Contribution Agreement and Restructuring.

(a) The Parties shall, and the Company shall cause the Group Companies and the Key Holder shall cause the Key Holder Parties to, negotiate in good faith the Contribution Agreement, the Equity Interest Transfer Agreement, the assets transfer agreement, the intellectual property rights transfer or exclusive license agreement (the exclusive license agreement shall have a term of three years and shall only apply to the domain name chedai.bitauto.com (the “Licensed Domain Name”). During the term of such exclusive license agreement, the Key Holder Parties shall not use or otherwise exploit the Licensed Domain Name), the contract assignment agreement and other agreement or instrument necessary to effect the Restructuring in accordance with the Contribution Agreement (each, a “Restructuring Document” and collectively, the “Restructuring Documents”) and, upon agreement of the final form of such documents, acknowledged in writing by each Lead Purchaser (which acknowledgement shall not be unreasonably withheld or delayed), the Key Holder and the applicable Group Companies and the applicable Key Holder Parties shall execute and deliver each such document. The Contribution Agreement shall be consistent with the terms and conditions set forth on Exhibit B, except as otherwise agreed in writing by the Parties. The Parties shall cooperate in good faith to permit the completion of such documentation in accordance with the terms hereof as promptly as reasonably practicable following the date hereof. For the avoidance of doubt, each of the Contribution Agreement and the Equity Interest Transfer Agreement shall be a Restructuring Document.

(b) The Key Holder shall not, and the Company shall cause the Group Companies not to, and the Key Holder shall cause the Key Holder Parties not to, consent to any amendment, supplement, termination or waiver of rights or obligations pursuant to, the Contribution Agreement or any Restructuring Document, save on terms that would not be materially adverse to the interests of the Group Companies parties thereto.

(c) In connection with the Restructuring, the Key Holder shall bear, or shall reimburse the Group Companies for, (i) all tax liabilities of the Group Companies incurred in connection with the Restructuring in excess of RMB3,000,000, (ii) all historical tax liabilities resulting from or arising out of the period prior to the earlier of (x) the Restructuring Completion Date and (y) the date on which the Contributed Assets are transferred to the Company pursuant to the Restructuring Documents, and (iii) all obligations for severance or similar payments to employees of the PRC Business to the extent arising from or in connection with the seniority of such employee with the relevant Key Holder Party prior to the earlier of (x) the Restructuring Completion Date and (y) the date on which such employees are transferred to the Company pursuant to the Restructuring Documents.

(d) Within twelve (12) months following the Lead Purchasers Closing, the Company shall use its reasonable best efforts to obtain an Internet content provider value-added telecommunications services permit ( ) for providing Internet information services (the “ICP Permit”) from the Governmental Authority of competent jurisdiction and deliver a copy of the ICP Permit to each Lead Purchaser.

(e) The Company shall cause the Group Companies, and the Key Holder shall cause the Key Holder Parties, to provide each Lead Purchaser with a reasonable opportunity to review and comment upon the Contribution Agreement and each Restructuring Document, and each amendment, supplement or waiver thereof, and the Contribution Agreement and each Restructuring Document, and each amendment, supplement or waiver thereof, shall be in form and substance reasonably acceptable to each Lead Purchaser.

Section 4.9 Key Holder Covenants relating to Restructuring. The Key Holder shall, and shall procure each of the Key Holder Parties will, use its commercially reasonable best efforts to:

(a) satisfy the conditions to the Group Companies’ obligations to consummate the Restructuring,

(b) obtain any Authorization required to consummate the Restructuring in accordance with the Contribution Agreement and with the Restructuring Documents, and

(c) subject to Section 4.19, consummate the Restructuring as soon as practicable in accordance with Section 4.8, with the Contribution Agreement and with the Restructuring Documents within twelve (12) months following the Lead Purchasers Closing Date (the date on which the Restructuring is so consummated is the “Restructuring Completion Date”), provided that:

(i) within six (6) months following the Lead Purchasers Closing, the Key Holder shall, and shall procure each of the Key Holder Parties will, use its commercially reasonable best efforts to terminate all existing employment contracts between the Key Holder Parties and the Transferred Employees who are currently employed by the Key Holder Parties, terminate or waive all the confidentiality and non-competition obligations or requirements of the Transferred Employees, and cause the VIE Entity or any other Group Company to enter into new Employment Agreements with the Key Employees and employment arrangements with the other Transferred Employees who are not Key Employees, and complete all required filings in connection with such transfers of employment;

(ii) within six (6) months following the Lead Purchasers Closing, the Key Holder shall, and shall procure each of the Key Holder Parties will, use its commercially reasonable best efforts to complete the transfer of 100% of Equity Securities of the Leasing WFOE (the “Leasing WFOE Equity”) to a Group Company established in Hong Kong and wholly owned by the Company (the “Leasing WFOE Purchaser”) pursuant to the Equity Interest Transfer Agreement and to obtain all Authorizations required by PRC Laws such that the Leasing WFOE Purchaser is the registered shareholder of the Leasing WFOE as described in the business license of the Leasing WFOE;

(iii) the Share Pledge shall be registered within sixty (60) days following the Lead Purchasers Closing.

Section 4.10 Purchaser Put Right. In the event that, within twelve (12) months following the Lead Purchasers Closing Date, the Restructuring Completion Date has not occurred pursuant to Section 4.9 (except with respect to any Non-assignable Assets), then each Purchaser shall be entitled to cause the Key Holder to purchase from such Purchaser all (but not less than all) of such Purchaser’s Subscription Shares, by deliver of written notice by such Purchaser to the Key Holder. The purchase price payable by the Key Holder for such purchase shall equal the Purchase Price paid by the applicable Purchaser for such Subscription Shares, plus interest accrued from the Closing Date to the date of payment at a rate equal to the rate of interest then payable on the funds in the Company’s checking account. Each such purchase shall be consummated no later than thirty (30) days following the delivery of the applicable Purchaser’s notice. At such purchase, the applicable Purchaser shall deliver a customary instrument of transfer in respect of its Subscription Shares against delivery by the Key Holder of the applicable purchase price, by wire transfer of immediately available funds to an account designated in writing by the applicable Purchaser at least two (2) Business Days prior to the date of such sale.Distribution Compliance Period. Each Purchaser, severally and not jointly, agrees not to resell, pledge or transfer any Subscription Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the forty (40) days following the Closing Date.

Section 4.12 Noncompetition.

(a) Noncompetition. Following the date of this Agreement, the Key Holder shall not, and shall cause its Subsidiaries and consolidated PRC Affiliates not to, directly or indirectly (including through any Subsidiary), invest in, own, manage, operate, or Control any Competitor, other than through the Group Companies, provided, however, that the restrictions contained in this paragraph (a) shall not restrict (x) the acquisition by such individual, directly or indirectly, of less than 5% of the outstanding share capital of any Competitor that is a publicly traded company and (y) the Key Holder or the Key Holder Parties from owning, managing, operating or Controlling the PRC Business after the date hereof until the Restructuring Completion Date.

(b) Specific Performance: Modification of Covenant. The Key Holder acknowledges and agrees that the agreements and covenants contained in this Section 4.12 are reasonable in scope and duration, an integral part of the Contemplated Transactions and necessary to protect and preserve the Company’s legitimate business interests and the value of the PRC Business and to prevent any unfair advantage. The Key Holder further acknowledges and agrees that if it breaches any provision of this Section 4.12, any remedy at law may be inadequate and insufficient and may cause the Company irreparable harm and that the Company, in addition to seeking monetary damages in connection with such breach, shall be entitled to specific performance and injunctive and other equitable relief to prevent or restrain a breach of this Section 4.12 or to enforce the provisions hereof without the requirement of posting bond or other security. If a final judgment of a Governmental Authority determines that any term or provision contained in this Section 4.12 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 4.12 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding anything to the contrary, each Purchaser shall have the right to enforce this Section 4.12 against the Key Holder.

Section 4.13 Further Assurances. From the date of this Agreement until the Closing Date, the Parties shall use their commercially reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions.

Section 4.14 Use of Proceeds. The Company shall use the Purchase Price for the general corporate purposes of the Group Companies. Notwithstanding the foregoing, the Purchase Price shall not be used by the Company to pay for the Total Consideration. The Company may only use the Leasing WFOE Purchase Cash to pay for the consideration to acquire 100% of the Equity Interest of the Leasing WFOE.

Section 4.15 Cooperation. The Parties shall use their commercially reasonable efforts to cooperate to facilitate the further development of the PRC Business following the Closing.

Section 4.16 SAFE Registration. The Company shall cause Bin Li and any other person who is PRC resident (as defined in the SAFE Rules and Regulations) to, at the expense of the Company, fully comply with all applicable Laws of the PRC with respect to his direct or indirect holding of Equity Securities in the Group Companies on a continuing basis (including, but not limited to, all reporting and filing obligations imposed by and all approvals and permits required by the SAFE Rules and Regulations and the SAFE in connection therewith). In particular, if required by the SAFE Rules and Regulations or the SAFE, the Key Holder and the Company shall cause Bin Li and any other person who is PRC resident (as defined in the SAFE Rules and Regulations) to update their registration forms with SAFE with respect to the Contemplated Transactions within the applicable required time period.

Section 4.17 Permits. If applicable PRC laws require any Group Company to obtain any other permits for any business proposed to be conducted by such Group Company, the Company shall ensure that such Group Company promptly obtain such permits prior to such Group Company conducting such business.

Section 4.18 Access. From the date of this Agreement until the Closing Date, the Key Holder shall, and shall cause its Affiliates to (a) give each Purchaser, its counsel, financial advisors, auditors and other representatives reasonable access to the offices, properties, books and records of the Group Companies, the Leasing WFOE and the PRC Business and the Contributed Assets; (b) furnish to each Purchaser, its counsel, financial advisors, auditors and other representatives such information relating to the Group Companies, the Leasing WFOE and the PRC Business and the Contributed Assets as may be reasonably requested; and (c) instruct the employees, counsel, accountants and other advisors of the Key Holder and its Affiliates to cooperate with each Purchaser in its investigation of the Group Companies, the Leasing WFOE and the PRC Business and the Contributed Assets.

Section 4.19 Non-Assignable Assets.

(a) None of the Key Holder, the Key Holder Parties, the Company or the Group Companies will be required to transfer any Contributed Assets which by its terms or by Law is not assignable or transferable without the consent or approval of any Governmental Authority or other third party or satisfaction of any other condition or is cancelable by a third party in the event of an assignment or transfer (a “Non-assignable Asset”), unless and until such consent or approval shall have been obtained or condition satisfied.

(b) Each of the Key Holder, the Key Holder Parties, the Company or the Group Companies shall use its commercially reasonable best efforts to obtain as expeditiously as possible any consent or approval that may be required and to satisfy a condition necessary to the assignment or transfer of a Non-assignable Asset to the Group Companies.

(c) Unless and until any such consent or approval that may be required is obtained or condition satisfied, to the extent permitted by applicable Law and by the terms of the applicable Non-assignable Asset, each of the Key Holder, the Key Holder Parties, the Company or the Group Companies shall cooperate and use its commercially reasonable best efforts to establish an arrangement under which the Group Companies would obtain the rights and benefits and assume the corresponding liabilities and obligations under such Non-assignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement, as applicable) or under which the Key Holder or the Key Holder Parties would, at the reasonable request and at the costs and expenses of the Group Companies, enforce for the benefit of the Group Companies, in respect of such Non-assignable Asset, any and all claims, rights and benefits of the Key Holder and its Subsidiaries against a third party thereto. The foregoing arrangement shall not apply to a Transferred Employee.

(d) If and when the applicable consents or approvals, the absence of which caused the deferral of transfer of any Non-assignable Asset pursuant to this Section 4.19, are obtained, the transfer of the applicable Non-assignable Asset to the Group Companies shall automatically and without further action be effected in accordance with the terms of Restructuring Documents.

(e) For any Non-assignable Contract, the Lead Purchasers, the Company and the Key Holder shall discuss in good faith and agree upon the arrangement to ensure that the arrangements under this Section 4.19 can be applied to such Contract.

ARTICLE V

INDEMNIFICATION

Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by the Key Holder or the Company to the Purchasers or by a Purchaser to the Key Holder and the Company shall expire on the date that is eighteen (18) months after the Closing, except the Fundamental Representations, which shall expire on the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims which have been asserted in writing pursuant to Section 5.2 against the Party making such representations and warranties on or prior to such applicable expiration date shall continue to survive and be fully effective and enforceable until a final and nonappealable Order of a Governmental Authority of competent jurisdiction has been issued. The covenants and agreements of any Party contained in this Agreement shall survive the Closing until they are terminated, whether by performance thereof, their express terms or as a matter of applicable Law.

Section 5.2 Indemnification. From and after the Closing, each Party, as applicable (the “Indemnifying Party”), shall indemnify and hold the other Parties and their respective directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Party contained in this Agreement; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Party contained in this Agreement. For the avoidance of doubt, the Company shall not indemnify the Key Holder, and the Key Holder shall not indemnify the Company, pursuant to this Section 5.2.

Section 5.3 Third Party Claims.

(a) If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article V, then the Indemnified Party shall promptly following receipt of notice of such claim (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. Notwithstanding the foregoing, no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from receipt of such Claim Notice that the Indemnifying Party disputes such claim for indemnification under this Agreement, the Indemnifying Party shall be deemed to have accepted and agreed with such claim for indemnification under this Agreement.

(b) Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim is or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 5.5 or (iv) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article V. If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 5.3(b), the Indemnifying Party shall conduct such defense in good faith.

(c) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 5.3(b).

(d) In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense, fails to make such an election within the thirty (30) days of the Claim Notice or otherwise fails to continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 5.4 Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 5.5 Limitations on Liability. Notwithstanding the foregoing, other than with respect to fraud, breach of the Fundamental Representations, and indemnification pursuant to Section 5.2(ii), (i) no Party shall have liability (for indemnification or otherwise) with respect to any Losses unless the aggregate amount of such Losses exceeds US$1,500,000 (in which case, the entire amount of Losses, subject to Section 5.5(ii) and Section 5.5(iii) below, shall be payable by the liable Party), (ii) the maximum liability for the Key Holder or the Company with respect to the Tencent Purchaser and the maximum liability for the Tencent Purchaser, in each case, shall not exceed an amount equal to 50% of the Tencent Purchase Price, (iii) the maximum liability for the Key Holder or the Company with respect to the JD Purchaser and the maximum liability for the JD Purchaser, in each case, shall not exceed an amount equal to 50% of the JD Purchase Price and (iv) the maximum liability for the Key Holder or the Company with respect to the Hammer Purchaser and the maximum liability for the Hammer Purchaser, in each case, shall not exceed an amount equal to 50% of the Hammer Purchase Price. No Indemnifying Party shall be required to compensate any Indemnified Party more than once (whether under this Agreement or any other Transaction Document) in respect of the same Loss.

Section 5.6 Exclusive Remedy. From and after the Closing, this Article V shall provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim resulting from or arising out of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Disclosure Schedule References. The Parties agree that any reference in a particular Section of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement (regardless of the absence of an express reference or cross reference thereto), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent. The Parties acknowledge and agree that the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Purchasers, and the disclosure by the Company of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 6.2 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the internal laws of Hong Kong. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. The Key Holder and the Company collectively shall have the right to appoint one arbitrator, the Lead Purchasers shall have the right to jointly appoint one arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the Contemplated Transactions. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

Section 6.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

Section 6.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 6.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the any Party without the express written consent of the other Parties. Any purported assignment in violation of the foregoing sentence shall be null and void. Notwithstanding the foregoing, (a) the Tencent Purchaser may assign its rights hereunder to any Affiliate of the Tencent Purchaser; and (b) the JD Purchaser may assign its rights hereunder to any Affiliate of the JD Purchaser.

Section 6.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile or electronic mail with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below:

If to the Key Holder, at:

	Address:	Bitauto Holdings Limited
New Century Hotel Office Tower 6/F
No. 6 South Capital Stadium Road Beijing, 100044
The People’s Republic of China
	Attn:	Bin LI
	Facsimile:	(86 10) 6849-2200

If to the Company, at:

	Address:	Bitauto Holdings Limited
New Century Hotel Office Tower 6/F
No. 6 South Capital Stadium Road Beijing, 100044
The People’s Republic of China
	Attn:	Bin LI
	Facsimile:	(86 10) 6849-2200

If to the Tencent Purchaser, at:

Address:	c/o Tencent Holdings Limited 29/F., Three Pacific Place, No.1 Queen’s Road East, Wanchai, Hong Kong
Attn.:	Compliance and Transactions Department
E-mail:	legalnotice@tencent.com

With a copy (which shall not constitute notice) to:

Address:	Tencent Building, Kejizhongyi
Avenue, Hi-tech Park, Nanshan
District, Shenzhen, 518057,
P.R. China
Attn.:	Mergers and Acquisitions Department
E-mail:	PD_Support@tencent.com

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:	12th Floor, The Hong Kong Club Building, 3A Chater Road, Central,
Hong Kong
Attn:	Jeanette K. Chan, Esq.
Facsimile:	(852) 2840-4300
E-mail:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:	1285 Avenue of the Americas, New York, NY 10019-6064, USA
Attn:	Steven J. Williams, Esq.
Facsimile:	(212) 492-0257
Email:

If to the JD Purchaser, at:

JD.com, Inc.
10th Floor, Building A, North Star Century Center,
8 Beichen West Street, Chaoyang District, Beijing
100101, P.R. China
Attention:	Legal Department
E-mail:	legalnotice@jd.com

With copy (which shall not constitute notice) to:

JD.com, Inc.
10th Floor, Building A, North Star Century Center,
8 Beichen West Street, Chaoyang District, Beijing
100101, P.R. China
Attention:	Corporate Development Department

If to the Hammer Purchaser, at:

	Address:	Suite 508, 5th Floor, ICBC Tower, 3 Garden Road, Central, Hong Kong
	Attn:	Amanda Chau
	Facsimile:	+852 2660 6996

Any Party may change its address for purposes of this Section 6.6 by giving the other Parties written notice of the new address in the manner set forth above.

Section 6.7 Entire Agreement. This Agreement (together with the schedules and exhibits hereto and the other Transaction Documents) constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and the other Transaction Documents.

Section 6.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 6.9 Fees and Expenses. Except as otherwise provided in this Agreement, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the Contemplated Transactions, including fees and expenses of attorneys, accountants, consultants and financial advisors; provided, that if (i) the Contemplated Transactions are consummated or (ii) the Agreement is terminated by a Purchaser as a result of the breach of this Agreement by the Key Holder or the Company, then the Company shall bear all expenses incurred by the Purchasers in connection with the negotiation, preparation and execution of this Agreement and the Contemplated Transactions, including fees and expenses of attorneys, accountants, consultants and financial advisors, up to an aggregate amount equal to two hundred fifty thousand dollars ($250,000), which shall be shared among the Purchasers on a pro rata basis based upon the Purchase Price for Subscription Shares paid or required to be paid by the Purchasers under this Agreement.

Section 6.10 Confidentiality.

(a) Each Party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third party. The Parties hereby agree, for the purpose of this Section 6.10, that the existence and terms and conditions of this Agreement and schedules hereof shall be deemed as Confidential Information; provided that, notwithstanding any other provision of this Agreement, the Key Holder shall be permitted to include a description of this Agreement and its terms, which description shall be true and consistent with the terms hereunder in all respects, in any filing with the SEC and/or any securities exchange, and any documents or communications undertaken in connection with such filing(s), subject to the Key Holder providing each Lead Purchaser with a reasonable opportunity to review a draft of any such description and giving due consideration to such Lead Purchaser’s reasonable comments, if any, to such disclosure to the extent permitted by applicable Laws (including any rules or regulations of any securities exchange or valid legal process). Notwithstanding any other provision of this Section 6.10 or any provisions under the Shareholders Agreement, this Section 6.10 and any provisions under the Shareholders Agreement shall not restrict any Lead Purchaser’s or its Affiliates’ normal accounting or tax reporting in respect of such Lead Purchaser investment in the Company as required by (i) applicable Law and (ii) IFRS or PRC GAAP, as applicable.

(b) Notwithstanding any other provisions in this Section 6.10, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws; provided that, the Party who is required to make such disclosure shall, to the extent permitted by Law and so far as it is practicable, provide the other Parties with prompt notice of such requirement and cooperate with the other Parties at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy. In addition, each Party may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to the Transaction Documents; provided that, the Party who is required to make such disclosure shall, to the extent permitted by Law and so far as it is practicable, at the other Parties’ request and at the requesting Party’s cost, cooperate with the other Parties to enable such other Parties to seek an appropriate protection order or remedy.

(c) Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Documents; provided that, such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.

(d) The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

Section 6.11 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.12 Termination.

(a) This Agreement shall terminate upon the earliest to occur of (i) the written consent of each of the Parties, (ii) written notice of any Party delivered at any time following three (3) months after the date hereof (such date, as may be extended in accordance with this Section 6.12(a), the “Long-Stop Date”), if the Closing has not occurred on or prior to such date, provided that no Party shall be permitted to terminate this Agreement pursuant to this Section 6.12(a)(ii) if the failure to consummate the Contemplated Transactions was proximately caused by the breach by such Party or its Affiliate of any representation, warranty or covenant in this Agreement.

(b) Any Party may terminate this Agreement, upon written notice to the other Parties, if any Governmental Authority shall have issued any Order or taken any other action permanently retraining, enjoining or otherwise prohibiting the Contemplated Transactions and such Order or other action has become final and nonappealable (provided that no Party shall be permitted to terminate this Agreement pursuant to this Section 6.12(b) if the imposition of such Order or other action was proximately caused by the breach by such Party or its Affiliate of any representation, warranty or covenant in this Agreement, the Contribution Agreement or any Restructuring Document).

(c) A Lead Purchaser may terminate this Agreement if there exists a breach of any warranty of the Key Holder or the Company such that the condition set forth in Section 2.4(a)(i) would not be satisfied and breach has not been cured (or is incapable of being cured) by the Key Holder or the Company, as the case may be, within thirty (30) days following its receipt of notice from such Lead Purchaser of such breach.

(d) The Key Holder or the Company may terminate this Agreement if there exists a breach of any warranty of a Lead Purchaser such that the condition set forth in Section 2.4(c)(i) would not be satisfied and breach has not been cured (or is incapable of being cured) by such Lead Purchaser within thirty (30) days following its receipt of notice from the Key Holder or the Company, as applicable, of such breach.

(e) Upon any termination of this Agreement, this Agreement will have no further force or effect, except for the provisions of Article V and this Article VI, which shall survive any termination under this Section 6.12; provided, that no termination of this Agreement shall relieve any Party of liability for any breach of this Agreement prior to such termination.

Section 6.13 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 6.14 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) will constitute effective and binding execution and delivery of this Agreement.

Section 6.15 Press Release and Public Filing. Upon the signing of this Agreement by all of the Parties, each may issue a press release regarding the signing of this Agreement, in the form previously agreed by the Parties.

Section 6.16 Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

DONGTING LAKE INVESTMENT LIMITED

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

JD FINANCIAL INVESTMENT LIMITED

By:	/s/ Liu Qiangdong
Name:	LIU Qiangdong
Title:	Director

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

HAMMER CAPITAL MANAGEMENT LIMITED

For and on behalf of Hammer Capital Management Limited

By:	/s/ Rodney Tsang
Name:	Rodney Tsang
Title:	Director

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

BITAUTO HOLDINGS LIMITED

By:	/s/ Li Bin
Name:	Li Bin
Title:

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

YIXIN CAPITAL LIMITED

By:	/s/ Li Bin
Name:	Li Bin
Title:

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]